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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Georgia Gulf Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEORGIA GULF CORPORATION
115 Perimeter Center Place
Suite 460
Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2009

To the Stockholders:

        The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 19, 2009 at 1:30 p.m. local time for the following purposes:

  (1)
  to elect three directors to serve for a term of three years;

  (2)
  to (a) authorize the Board of Directors of the Company to effect, in its discretion prior to December 31, 2009, a reverse stock split of the outstanding and treasury Common Stock, par value $0.01, of the Company, at a reverse stock split ratio ranging from 1-for-10 to 1-for-40, as determined by the Board of Directors, and (b) approve a corresponding amendment to the Company's Certificate of Incorporation, in substantially the form attached to the accompanying Proxy Statement as Annex A, to effect the reverse stock split and to reduce proportionately the total number of shares of Common Stock that the Company is authorized to issue, subject to the Board of Directors' authority to abandon such amendment;

  (3)
  to ratify the appointment of Deloitte & Touche LLP to serve as Georgia Gulf's independent registered public accounting firm for the year ending December 31, 2009;

  (4)
  to consider a stockholder proposal to request that the Board of Directors take the necessary steps to declassify the Board of Directors, if presented at the meeting; and

  (5)
  to transact any other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 26, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Please vote before the annual meeting in one of the following ways:

  (1)
  use the toll-free number shown on your proxy card;

  (2)
  visit the website shown on your proxy card to vote via the Internet; or

  (3)
  complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

        You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 19, 2009

The proxy statement and 2008 annual report to stockholders are available at
www.edocumentview.com/GGC2009.

                      By Order of the Board of Directors

                      Joel I. Beerman
                      Vice President, General Counsel and Secretary

Dated: April    , 2009

GEORGIA GULF CORPORATION
115 Perimeter Center Place
Suite 460
Atlanta, Georgia 30346

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2009

GENERAL

        This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation on or about April       , 2009 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on May 19, 2009 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment of the meeting. You may revoke your proxy at any time before it is voted at the annual meeting by:

  (1)
  voting over the telephone or Internet if eligible to do so—your latest dated vote before the annual meeting will be the vote counted;

  (2)
  delivering to our Corporate Secretary a signed notice of revocation or a new proxy card with a later date; or

  (3)
  voting in person at the annual meeting.

        The enclosed proxy card provides instructions for eligible stockholders. Stockholders not wishing to vote through the Internet or by telephone or whose proxy card does not mention information about Internet or telephone voting should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the annual meeting.

        If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you may provide voting instructions to the broker or other nominee by telephone or the Internet.

        Unless otherwise specified, all shares represented by effective proxies will be voted in favor of:

  •
  election of the three nominees as directors;

  •
  (a) authorization of the Board of Directors of the Company to effect, in its discretion prior to December 31, 2009, a reverse stock split of the outstanding and treasury Common Stock, par value $0.01, of the Company, at a reverse stock split ratio ranging from 1-for-10 to 1-for-40, as determined by the Board of Directors, and (b) approval of a corresponding amendment to the Company's Certificate of Incorporation (the "Certificate"), in substantially the form attached to the accompanying Proxy Statement as Annex A, to effect the reverse stock split and to reduce proportionately the total number of shares of Common Stock that the Company is authorized to issue, subject to the Board of Directors' authority to abandon such amendment; and

  •
  ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009;

        Unless otherwise specified, all shares represented by effective proxies will be voted against the stockholder proposal to request that the Board of Directors take the necessary steps to declassify the Board of Directors.

        Our Board of Directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

        We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by our directors and officers, who will not receive additional compensation for these services. We have retained Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies for a fee not to exceed $6,500, plus reasonable out of pocket expenses. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

        Only holders of record of outstanding shares of common stock of Georgia Gulf at the close of business on March 26, 2009 are entitled to notice of, and to vote at, the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 34,628,589 shares of common stock outstanding and entitled to vote on March 26, 2009.

        When the holders of at least 50% of the common stock, referred to as a quorum, are represented at the meeting, the vote of the holders of a majority of the common stock present in person or represented by proxy will decide the action proposed on each matter identified in this proxy statement except (i) the election of directors, who are elected by a plurality of votes cast and (ii) the reverse stock split and corresponding amendment to our certificate of incorporation which requires approval by holders of a majority of the common stock outstanding. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote for or against the proposals or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote against the proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

        To attend the meeting, you will need to bring an admission ticket (or legal proxy) and valid picture identification. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a bank or broker, you will need to contact your bank or broker and request a legal proxy, which will serve as your admission ticket. Cell phones must be turned off prior to entering the meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the annual meeting, other than for Georgia Gulf Corporation purposes.

 PROPOSAL I—ELECTION OF DIRECTORS

        Our Certificate provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent Class I director, are proposed for election in Class I, to serve until 2012:

  •
  Paul D. Carrico

  •
  Dennis M. Chorba

  •
  Patrick J. Fleming

        Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above. If a nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors.

  Nominees for Election in Class I on May 19, 2009

        Paul D. Carrico, age 58, has been a director and has served as our president and chief executive officer since February 2008. Prior thereto, he had served as vice president, chemicals and vinyls since October 2006, vice president, polymer group from May 2005 until October 2006 and business manager, resin division from 1999, when he joined the Company, until May 2005. The Board of Directors acted to cause Mr. Carrico to be reclassified from a Class II director to a Class I director in December 2008, so that our classes of directors would be of approximately equal size.

        Dennis M. Chorba, age 68, served as our vice president—administration from February 1992 until his retirement in March 1994. Mr. Chorba has served as a director since February 1994.

        Patrick J. Fleming, age 65, has served as a director since February 2000 and was elected non-executive chairman of the Board of Directors effective February 14, 2008. Mr. Fleming has been an energy consultant since retiring from Texaco Inc. in January 2000. In 1998 and 1999, he was the managing director and chief executive officer of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International, and resided in the United Kingdom. From 1994 to December 1997, Mr. Fleming was president of Texaco Natural Gas, Inc.

  Class II Directors Serving Until 2010

        Jerry R. Satrum, age 64, served as our chief executive officer from February 1991 until his retirement in April 1998, and served as president from May 1989 until December 1997. Mr. Satrum has been a director since our inception. Mr. Satrum is also a director of Cytec Industries, Inc.

        Yoshi Kawashima, age 73, has served as a director since May 2003. Since July 2002, Mr. Kawashima has been president of YK Resources, an executive search firm. From 1999 to February 2002, Mr. Kawashima was chairman and chief executive officer of Reichhold, Inc., and from 1999 to June 2002, he was chairman and chief executive officer of DIC Imaging Products USA, Inc.

  Class III Directors Serving Until 2011

        Charles L. Henry, age 67, has served as a director since May 2003. Mr. Henry retired as chairman and chief executive officer of Johns Manville Corporation in June 2004. He was executive vice president and chief financial officer of DuPont from 1993 to 1996. Mr. Henry is a director of Lennox, International and MWH Global.

        Wayne C. Sales, age 59, has served as a director since September 2007. He was president and chief executive officer of Canadian Tire Corporation from 2000 to June 30, 2006 and also served as vice chairman from 2006 to June 30, 2007. Mr. Sales is a director of SUPERVALU, Inc., Tim Hortons, Inc. and Discovery Air.

Independence of Directors; Corporate Governance Guidelines

        Georgia Gulf's Corporate Governance Guidelines require that a majority of our directors meet the independence standards of applicable law and the New York Stock Exchange listing requirements. The Board of Directors has determined that Messrs. Chorba, Fleming, Henry, Kawashima, Sales and Satrum meet these standards for independence and are independent of management, as were John E. Akitt who retired in November 2008 and Clarence E. Terry who served as a director from May 2008 until March 2009. Our Corporate Governance Guidelines, as well as our Code of Business Ethics, are publicly available on our website at www.ggc.com under investor relations or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation at 115 Perimeter Center Place, Atlanta, Georgia 30346 or by phone (770) 395-4500.

Executive Sessions

        Georgia Gulf's governance guidelines require that non-employee directors meet at regularly scheduled executive sessions without management. Prior to February 2008, when Mr. Fleming was elected chairman of the Board of Directors, these directors appointed a presiding director at the beginning of each executive session. Stockholders may communicate with these directors in the manner described under "Communications with Directors" below.

Compensation of Directors

        Prior to 2008, our directors who were not executive officers were paid an annual fee and attendance fees, and were reimbursed for travel expenses. For 2008, the Board of Directors decided not to pay any such fees, other than an annual fee of $80,000 to our non-employee chairman of the Board but continued to reimburse travel expenses. The Board has decided to reinstate payment of an annual fee and attendance fees for 2009, at $40,000 and $1,500, respectively. In addition, the Board's non-employee chairman will be paid an additional annual fee of $80,000 for 2009. Non-employee directors are eligible to participate in our 2002 equity and performance incentive plan. Compensation of directors is determined by the Board of Directors following a recommendation by the nominating and governance committee, which is advised by the compensation consultant engaged by the compensation committee.

        The table below details compensation provided to directors in 2008, including Mr. Akitt, whose retirement from the Board of Directors was effective November 1, 2008, and Mr. Terry who resigned in March 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Total ($)
John E. Akitt	—	4,576	5,035	9,611
Dennis M. Chorba	—	4,576	5,035	9,611
Patrick J. Fleming	80,000	4,576	5,035	89,611
Charles L. Henry	—	4,576	5,035	9,611
Yoshi Kawashima	—	4,576	5,035	9,611
Wayne C. Sales	—	—	—	—
Jerry R. Satrum	—	4,576	5,035	9,611
Clarence E. Terry	—	—	—	—

(1)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of restricted stock or restricted stock units, calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"), and thus includes amounts from awards granted in 2008 and in prior years. For additional information regarding the assumptions made in the calculation, see note 14 to the Georgia Gulf consolidated financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, or SEC.

(2)
The following information is as of December 31, 2008:

	Aggregate Number of Outstanding
Name	Stock Awards	Option Awards
John E. Akitt	—	7,053
Dennis M. Chorba	4,583	17,553
Patrick J. Fleming	4,583	14,553
Charles L. Henry	4,583	10,053
Yoshi Kawashima	4,583	10,053
Wayne C. Sales	—	—
Jerry R. Satrum	4,583	17,553
Clarence E. Terry	—	—
(3)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of grants of options, calculated in accordance with the provisions of SFAS 123R. For additional information regarding the assumptions made in the calculation, see note 14 to the Georgia Gulf consolidated financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC.

The Audit Committee

        In 2008, the audit committee of the Board of Directors was comprised of Dennis M. Chorba, Patrick J. Fleming, Charles L. Henry and Jerry R. Satrum. The Board has determined that Mr. Henry and Mr. Satrum each is an "audit committee financial expert" as that term is defined by SEC regulations. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm's quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. This committee held eight meetings in 2008. The audit committee has a written charter, which is publicly available on our website at www.ggc.com under investor relations or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation at 115 Perimeter Center Place, Atlanta, Georgia 30346 or by phone (770) 395-4500.

The Compensation Committee

        In 2008, the compensation committee of the Board of Directors was comprised of John E. Akitt (until his retirement from the Board of Directors in November 2008), Patrick J. Fleming, Charles L. Henry, Yoshi Kawashima and Wayne C. Sales. This committee's primary functions include overseeing our executive compensation and equity and performance incentive compensation plans and policies. This committee held five meetings in 2008. The compensation committee has a written charter, which is publicly available on our website at www.ggc.com under investor relations or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation at 115 Perimeter Center Place, Atlanta, Georgia 30346 or by phone (770) 395-4500. The committee has the authority to retain compensation consultants. For additional information regarding the processes and procedures for consideration and determination of executive compensation, see "Executive Compensation—Compensation Discussion and Analysis."

The Nominating and Governance Committee

        In 2008, the nominating and governance committee was comprised of John E. Akitt (until his retirement from the Board of Directors in November 2008), Dennis M. Chorba, Charles L. Henry, Yoshi Kawashima and Clarence E. Terry, who joined the committee in May 2008 and served until his resignation in March 2009. All committee members are currently independent as defined by the Listed Company Manual of the New York Stock Exchange. This committee's primary function is to identify and recommend candidates to fill any Board vacancies. This committee held two meetings in 2008. The nominating and governance committee has a written charter, which is publicly available on our website at www.ggc.com under investor relations or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation at 115 Perimeter Center Place, Atlanta, Georgia 30346 or by phone (770) 395-4500.

        The committee selects candidates based on their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards. The selection process may emphasize different qualities based on the Board's composition at the time of the Board vacancy. The committee works closely with executive management and other directors in developing its recommendations for new Board members. The committee has the authority to retain an executive search firm as needed to identify director candidates.

        The committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, c/o the Corporate Secretary, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Communications with Directors

        Any stockholder or interested party is welcome to communicate with the chairman of the Board, any other director, the non-management directors as a group or the Board of Directors by writing to the directors or the Board, c/o the Corporate Secretary, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Attendance

        The Board of Directors held eleven meetings in 2008. All incumbent directors attended no fewer than 75% of the aggregate number of meetings of the Board and the committees on which they served during 2008. Georgia Gulf encourages its directors to attend its annual stockholders' meeting. In 2008, seven directors attended the annual meeting. None of our directors or executive officers is related to any of our other directors or executive officers.

Review of Related Party Transactions

        While we did not have any related party transactions with our executive officers, directors, 5% or greater stockholders or their immediate family members in 2008, and we do not have a written policy regarding such matters, in the event such a transaction is proposed in the future, we would refer the matter to our audit committee for approval or disapproval.

 SECURITY OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table lists information as of March 26, 2009 about the number of shares owned by each director, each executive officer listed on the summary compensation table included later in this proxy statement, and all of our directors and executive officers as a group and each person or group known by us to own more than 5% of our stock. The address of each of our directors and executive officers is c/o Corporate Secretary, Georgia Gulf Corporation, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Edward A. Schmitt(2)	1,020,839	(3)	2.95%
Jerry R. Satrum	699,290	(4)	2.01%
Dennis M. Chorba	580,461	(5)	1.68%
Paul D. Carrico	265,462	(6)	*
Mark J. Seal	254,086	(7)	*
Joel I. Beerman	217,476	(8)	*
William H. Doherty	194,103	(9)	*
Gregory C. Thompson	99,386	(10)	*
Mark E. Buckis	48,318	(11)	*
Patrick J. Fleming	24,136	(12)	*
Charles L. Henry	14,636	(13)	*
Yoshi Kawashima	14,636	(14)	*
Wayne C. Sales	—
Clarence E. Terry	—
All directors and executive officers as group (16 persons)	3,794,121	(15)	10.96%
SCSF Equities, LLC Sun Capital Securities Offshore Fund, Ltd. Sun Capital Securities Fund, LP Sun Capital Securities Advisors, LP Sun Capital Securities, LLC Marc J. Leder Rodger R. Krouse 5200 Town Center Circle, Suite 600 Boca Raton FL 33486	4,299,132	(16)	12.42%
FMR LLC 82 Devonshire Street Boston, MA 02109	3,644,750	(17)	10.52%
Barclays Global Investors, N.A. Barclays Global Fund Advisors Barclays Global Investors, LTD(18) 400 Howard Street San Francisco, CA 94105	1,863,400	(19)	5.38%

*
Represents less than 1%.

(1)
Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.

(2)
Mr. Schmitt retired as our Chairman, President and CEO in February 2008.

(3)
Includes 719,970 shares that may be acquired upon exercise of options by Mr. Schmitt.

(4)
Includes 50,000 shares owned by Mr. Satrum's wife; 30,000 shares held in trust for the Satrum Foundation, of which Mr. Satrum serves as trustee; and 16,053 shares that may be acquired upon exercise of options by Mr. Satrum.

(5)
Includes 47,000 shares owned by Mr. Chorba's wife and 16,053 shares that may be acquired upon exercise of options by Mr. Chorba.

(6)
Includes 121,046 shares that may be acquired upon exercise of options by Mr. Carrico.

(7)
Includes 171,271 shares that may be acquired upon exercise of options by Mr. Seal.

(8)
Includes 20,000 shares owned by Mr. Beerman's wife and 137,957 shares that may be acquired upon exercise of options by Mr. Beerman.

(9)
Includes 145,059 shares that may be acquired upon exercise of options by Mr. Doherty.

(10)
Includes 33,875 shares that may be acquired upon exercise of options by Mr. Thompson.

(11)
Includes 28,839 shares that may be acquired upon exercise of options by Mr. Buckis.

(12)
Includes 14,553 shares that may be acquired upon exercise of options by Mr. Fleming.

(13)
Includes 10,053 shares that may be acquired upon exercise of options by Mr. Henry.

(14)
Includes 10,053 shares that may be acquired upon exercise of options by Mr. Kawashima.

(15)
Includes 1,637,596 shares that may be acquired upon exercise of options.

(16)
According to the Schedule 13D dated February 19, 2008, these persons have shared voting power and shared dispositive power with respect to all shares.

(17)
According to the Schedule 13G dated February 16, 2009, FMR LLC has sole dispositive power with respect to all such shares and sole voting power with respect to 23,300 of such shares.

(18)
The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

(19)
According to the Schedule 13G dated February 6, 2009, these persons have sole voting power with respect to 1,501,196 shares and sole dispositive power with respect to all shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock to file reports regarding their beneficial ownership of our common stock. Based solely upon a review of those filings furnished to us and, written representations in the case of our directors and executive officers, we believe all reports required to be filed by Section 16(a) with the SEC were timely filed in 2008, except as follows. A Form 4 was filed late for each of Mr. Buckis and Mr. Satrum regarding one transaction and for Mr. Carrico regarding six transactions. In addition, the initial Form 3 for Mr. Terry was filed late.

 EXECUTIVE COMPENSATION

Compensation Committee Report

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement.

                      Wayne C. Sales, Chairman
                      Patrick J. Fleming
                      Charles L. Henry
                      Yoshi Kawashima

Compensation Discussion and Analysis

        The compensation committee of the Board of Directors (referred to in this Compensation Discussion and Analysis as the "Committee") (a) analyzes and recommends to the full Board for approval the level of compensation for the chief executive officer, or CEO; (b) determines the compensation for our other executive officers; and (c) oversees the administration of the executive compensation programs. The Committee is comprised entirely of independent directors and is advised by an independent consultant retained by the Committee.

  Summary

        Regarding compensation delivered to the CEO and the other executive officers:

  •
  No annual salary increases were awarded in 2008 or 2009, although the CEO received a promotional increase.

  •
  No annual incentive plan payments were made under the 2007 or 2008 annual incentive plans. However, two newly hired executives received guarantees regarding future bonus payments.

  •
  Long-term incentive awards made in 2008 and 2009 were at a level below the 25th percentile of the Company's market references, except for awards made for two newly hired executives.

  Executive Compensation Philosophy

        The Committee has designed our executive compensation programs with the following guiding principles in mind:

  •
  Performance Based: A substantial portion of the total compensation opportunity varies based upon our operating and financial performance against pre-established goals.

  •
  Alignment: Our compensation programs are designed to align the interests of executive officers with the long-term interests of our stockholders by providing strong incentives to maximize value for our stockholders, while balancing acceptable risks.

  •
  Market Competitive: Our success is heavily dependent on our ability to attract and retain experienced executive officers who are proven leaders and motivate them to consistently deliver operational and financial results. Therefore, our compensation is structured to present an attractive package to our existing executive officers and those we target.

In addition, our compensation programs are designed to reinforce our underlying business strategies and objectives by rewarding successful execution of those strategies.

  Executive Compensation Administration

        The Committee continually reviews executive compensation to ensure it best reflects our compensation philosophy. The Committee has designed our compensation programs to reward improvement in operating profit, operational excellence, continued service, individual performance, and stockholder returns. Any program changes that are made are driven by the Committee's desire for alignment with stockholder interests and to be consistent with the guiding principles referenced above.

        Our Committee evaluates and administers the compensation of our executive officers in a holistic manner, making compensation decisions around program design and pay adjustments in the context of the compensation philosophy, market practices and total compensation objectives. The Committee ordinarily positions the elements of compensation to attract and retain the level of executive talent necessary to deliver sustained performance in a complex, North American manufacturing organization. Market positioning of the individual elements of compensation and benefits, as well as the relationships among these elements, are discussed below. Our compensation programs include significant variable components, based principally on predetermined operating profit measures and the share price of the Company's stock (described further below), that can result in actual compensation realized by an executive that may be more or less than the targeted compensation opportunity in any given year.

        For 2008, the target total direct compensation opportunity for executive officers, including salary, target annual bonus and the targeted fair value of equity-based grants for the executive officers was generally positioned to be between the 40th to 60th percentile of the market references below, referred to as the "median range." However, since no bonuses were paid under the Senior Executive Bonus Plan or the Management Incentive Plan for 2008, and the 2008 equity grant fair value of awards were below the 25th percentile of market references (as defined herein), actual total direct compensation for executive officers in 2008 was below the 25th percentile of the market references.

        Although it has no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, the Committee reviews pay mix for executive officers as compared to our market references. The non-cash, long-term compensation is by its nature performance-based and variable, in that awarded equity value is directly tied to the value of the Company's common stock during the relevant period. This serves to align the interests of executive officers with our stockholders. Additionally, the Committee believes equity compensation serves as a retention tool, helping to increase the likelihood that our executive officers will remain with us long-term.

        The Committee's independent consultant and advisor is Watson Wyatt, which also provides services to management, including technical advice relating to compensation programs and other matters not related to executive compensation levels. Annually, Watson Wyatt conducts an independent and comprehensive review of our executive compensation program, including periodic reports showing total remuneration for each executive officer, and an evaluation of total compensation and individual pay elements based upon our market references. Specifically, the 2008 review covered the following broad compensation and benefits areas:

  •
  Total Compensation: direct compensation elements such as base salary, annual bonus and long-term incentives and changes in peer group long-term incentive practices of our market references;

  •
  Executive Retirement Benefits: qualified and nonqualified retirement programs, including retirement benefits for executive officers;

  •
  Executive Benefits; and

  •
  Termination Scenarios: analysis of current severance and change-in-control arrangements to quantify executive severance benefits and associated Company cost under various termination scenarios (e.g., voluntary termination, involuntary termination, retirement, etc.).

        In conducting the market assessment, the Committee used "market references," which consist of a peer group and market data from compensation surveys of other comparably sized companies. A peer group of chemicals and building products companies of similar size and characteristics to Georgia Gulf was used to benchmark compensation for the named executive officers listed in the Summary Compensation Table, which we refer to as our NEOs. These companies included: Acuity Brands, Albemarle Corporation, Cabot Corporation, Chemtura Corporation, Cytec Industries, FMC Corporation, Graphic Packaging Corp., Hercules Incorporated, Louisiana-Pacific Corporation, Lubrizol Corporation, Martin Marietta Materials Incorporated, Olin Corporation, Polyone Corporation, Quanex Building Products, Albemarle, RPM International Incorporated, Universal Forest Products Incorporated, USG Corp., Valspar Corporation, Westlake Chemical Corporation and Worthington Industries.

        For the market analysis conducted in the fall of 2007 and used to establish officer compensation opportunities in 2008, Nova Chemicals and Celanese were removed from the peer group based on their revenues size and Acuity Brands and Quanex Building Products were added. For the market analysis conducted in the fall of 2008 and used to establish officer compensation opportunities for 2009, Bowater Incorporated was removed from the peer group as a result of its merger with Abitibi.

        The Committee has considered a number of factors in determining structure of the programs and individual compensation awards and payments. The primary factors include the analysis and market data provided by Watson Wyatt and the Committee's guiding principles for program design and operation. In particular, the Committee's compensation decisions have taken into account the executive officers' performance in executing our stated business initiatives. The primary initiatives include the following:

  •
  Optimization of the Company's assets and capital structure;

  •
  Strategic growth of the business;

  •
  Funding and completion of capital projects on schedule and as budgeted;

  •
  Utilization of Responsible Care to achieve top performance in Environmental, Health & Safety;

  •
  Applying management performance development and succession planning; and

  •
  Planning and executing efforts to improve plant reliability/cost reduction.

        In addition to formula-driven plans, the Committee retains the discretion to exercise judgment in making decisions to encourage and appropriately reward performance of the management team and individual executive officers. The Committee has the benefit of various tools and analyses that provide a complete profile of each executive officer's current total compensation, the value of realized and unrealized stock awards, retirement benefits, stock ownership and payments due under various termination events.

        The Committee determines the appropriate levels and elements of compensation for the CEO after careful consideration of all appropriate factors. The Committee then makes a recommendation on CEO pay to the independent members of the Board for approval. The CEO makes recommendations to the Committee on compensation actions for the other executive officers based on market data from the Company's internal human resources function and Watson Wyatt, and the Committee's philosophy and objectives. The CEO's recommendations are then considered for approval by the Committee, and in some cases are modified by the Committee during the course of its deliberations and with the counsel of its independent compensation consultant.

        The following sections describe the various elements of our executive compensation program, including its objectives, market positioning, structure and operation, and other information specific to 2008 payments, awards, and pay actions.

  Base Salary

        Each executive officer is paid a base salary, which is reviewed annually by the Committee. Salaries for executive officers are generally targeted at the median range of salaries paid by the market references although individual executive officer salaries may be above or below the median range. In making adjustments to salaries, the Committee considers the base salary and total compensation of the market references compiled by Watson Wyatt in the context of the executive officer's role and responsibilities, experience and tenure, individual performance and contribution to the organization's results as recommended to the Committee by the CEO (or by the Committee to the Board in the case of the CEO), internal pay equity, and the overall salary increases for the broader employee population.

        Executive officer salaries were reviewed by the Board in December 2007 at which time the Committee decided to award no annual salary increases to executive officers. Upon his promotion to the position of President and CEO in February 2008, the Committee recommended and the Board approved a promotional increase for Mr. Carrico of 101% to an annual rate of $725,000. Mr. Thompson's base salary for 2008 was negotiated in connection with his hiring. The increases for other management and professional employees during 2008 was approximately 3.5%. The 2008 salary levels for the named executive officers are indicated in the Summary Compensation Table on page 17.

  Annual Bonuses

        Annual bonus opportunities for executive officers are generally targeted at the median range, although individual executive officer bonus opportunities may be above or below the median range.

        The Committee and the Board adopted the Senior Executive Bonus Plan during 2003. Our stockholders approved the Senior Executive Bonus Plan at the 2004 Annual Meeting of Stockholders. The purpose of the plan is to enhance Georgia Gulf's ability to compete for and retain highly qualified executive officers and to provide additional financial incentives to those executive officers to promote Georgia Gulf's success. The plan is designed to link the short-term incentive award to the attainment of financial earnings targets during the year. The Committee designed the plan to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and thereby maximize tax deductibility for the Company.

        The Committee administers the plan, which comprises 70% of the executive officer's annual bonus opportunity, and established 2008 performance goals based on operating profit equivalent to an EBIT return of 15% on beginning net assets. At that level, the measure was designed to encourage executive officers to focus on improving corporate performance by controlling corporate overhead expenses, improving the quality and volume of earnings, and using capital efficiently.

        Our philosophy is to reward financial performance as evidenced by operating profit. Accordingly, the plan was designed so that 100% of bonus target would be paid if the Company earned an operating profit at the 15% EBIT return level set by the Committee. The Threshold performance goal for 2008 was set at the 7.5% EBIT return level, upon the attainment of which participants would be eligible for a payment of 10% of their bonus target. The "stretch" Maximum goal was set at the 20% EBIT return level, upon the attainment of which participants would be eligible for a payment of two times their bonus target. The Committee reviews the Company's net assets, cost of capital, forecasts, and other pertinent information including management's recommendations before establishing performance goals. Decisions regarding the bonus targets were made before March 31, 2008 in accordance with the plan rules.

        The bonus targets for 2008 were:

Threshold	$146.5 million EBIT
Target	$292.9 million EBIT
Maximum	$390.5 million EBIT

        Following the end of the fiscal year, the Committee determined that the threshold performance goal was not satisfied and that no executive officer would receive a bonus under the plan as reflected on the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation" on page 17.

        The Committee also administers the Management Incentive Plan, which comprises 30% of the executive officer's annual bonus opportunity. The Committee may award a bonus from zero to two times the Management Incentive Plan bonus target based on its discretion. The Committee determined that no bonuses would be awarded under the Management Incentive Plan as reflected on the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation" on page 17.

        The Committee is authorized to reduce an award to any participant under the plans, including a reduction to zero, based on any factors it determines to be appropriate in its sole discretion. The Committee also has the discretion to make special additions to compensation, as it deems necessary from time to time.

        In February 2009, the Committee adopted a new annual incentive program (the "Georgia Gulf Annual Incentive Program") covering all employees, including the executive officers, which is based on attainment of both corporate and divisional EBITDA financial targets and individual performance goals.

        In 2007, the Committee eliminated the general annual perquisite program for executive officers and established an annual miscellaneous bonus of $25,000 as an allowance although we continue to pay for certain perquisites as detailed on page 18.

        The Committee approved, as a part of the hiring agreement made during 2008, an initial bonus arrangement for Mr. Thompson that guaranteed payment of a 2008 aggregate bonus amount of $217,700, which is comprised of a one-time relocation bonus of $50,000 and a guaranteed incentive plan bonus of $167,700.

  Equity-Based Awards

        Beginning in 2005, the Committee instituted annual grants of equity split between restricted stock units ("restricted stock") and stock options, both with time-lapse vesting provisions for executive officers. On each of three annual vesting dates commencing with the one-year anniversary of the grant, one-third of the grants vest. Dividends are paid currently on all restricted stock to the extent that they are paid on Georgia Gulf common stock and are considered as part of the overall executive officer compensation package and are not subject to risk of forfeiture. In certain termination scenarios, described more fully under Employment and Change in Control Agreements/Payments Upon Termination or Change-in-Control on page 16, executive officers become immediately vested in unvested stock awards. The Committee uses from time to time various types of equity awards (including restricted stock and stock options) to promote long-term stock ownership and to subject executive officers to the same risks and rewards as other stockholders.

        All stock awards are made pursuant to terms and conditions contained in the Second Amended 2002 Equity and Performance Incentive Plan (the "Equity Incentive Plan") approved by stockholders in 2007. The grants are valued and accounted for pursuant to the requirements of SFAS 123R.

  Equity Grant Practices

        Prior to the year, the Committee sets the target equity award level (in dollars) for each executive officer based on the median range of the equity award levels of the market references. The Company's Equity Incentive Plan provides that the exercise price of stock option awards is the fair market value of the stock on the grant date.

        In conjunction with the development of competitive market references for individual executive officer positions, Watson Wyatt also provides the Committee with information on company stock compensation programs of the market references. This information includes an analysis of aggregate annual grant levels, outstanding equity grants, and their estimated fair values, and how these values compare to financial items such as market capitalization, revenues and operating income.

        In its discretion, the Committee may also consider other factors including Company and individual performance, and inducement and retention considerations when determining grant size.

        At its February 2008 meeting, the Committee made equity grants to executive officers, and recommended to the Board a grant for the CEO, with values significantly below the target awards values and also below the 25th percentile of the Company's market references. These grants were determined after consideration of 2007 performance results and were made for the purpose of retention and in recognition of the promotion of Paul Carrico to the position of CEO.

        During 2008, the Committee approved, as a part of his hiring agreement, initial equity grants for Mr. Thompson.

        At its February 2009 meeting, the Committee made stock option grants to executive officers, and recommended to the Board a stock option grant for the CEO, with grant values significantly below the target award value and below the 25th percentile of the Company's market references. In addition, the Committee approved a supplemental cash-based incentive program for executive officers and other key employees. This supplemental program is based on 2009 Company-wide financial performance with the same targets as the 2009 Annual Incentive Program with any earned awards payable to participants who continue employment through July 1, 2010.

  Stock Ownership Guidelines

        In 2005, the Committee approved the following executive officer stock ownership guidelines to emphasize the importance of substantive, long-term share ownership by senior executive officers to align their financial interests with those of stockholders. The guidelines are denominated as a dollar value expressed as a multiple of base salary:

CEO	5 times salary
Other Officers	2 1/2 times salary

        Ownership is determined in the same manner as required by the SEC for purposes of the table under the caption "Security Ownership of Principal Stockholders and Management." Executive officers have five years as an officer to attain the guideline. The Committee reviews stock ownership and compliance with the minimum stock ownership requirements annually. As of January 1, 2009, none of the NEOs with five years of service met the minimum stock ownership requirements primarily due to share price decline. However, each has significant share holdings as reported on page 7.

  Deferred Compensation Plans

        Executive officers and other designated employees are eligible to participate in the Deferred Compensation Plan (the "DCP"), a non-qualified deferred compensation plan that permits voluntary deferrals of base salary and annual bonuses. There is no Company matching or other Company incentive to participate. All participant contributions vest immediately and there is no minimum holding period. Earnings are credited on account balances based on participant direction within investment choices similar to those available in the Company's 401(k) Plan, except that the Georgia Gulf Company Stock Fund is not available under the DCP. All returns in the DCP and the 401(k) Plan are at market rates. DCP contributions, earnings and account balances for the NEOs are reported in the Nonqualified Deferred Compensation Table on page 24.

  Benefits and Supplemental Benefits

        We provide employees, including the executive officers, with certain benefits designed to protect them and their immediate families in the event of illness, disability, or death and to provide for financial security following retirement. We believe it is necessary to provide these benefits in order for us to be successful in attracting and retaining employees in a competitive marketplace, and to provide financial security in these circumstances. These benefits include:

  •
  Health and welfare benefits.

  •
  Short-term and long-term disability coverage.

  •
  Supplemental long-term disability ("LTD") coverage, which is offered to all Georgia Gulf employees with salaries in excess of $90,000. Participants pay the full premium for the plan. The maximum monthly benefit under the Supplemental LTD Plan, when combined with the benefit under the Group LTD plan is $20,000, payable until the earlier of the end of the disability or age 65. The benefit is offset by retirement income from the Company's qualified retirement plans.

  •
  The Georgia Gulf Retirement Plan is a broad-based, qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of Georgia Gulf Corporation and is further described on page 21.

  •
  The Georgia Gulf Corporation 401(k) Retirement Savings Plan, which matches 100% of employee pre-tax contributions up to 3% of eligible compensation, and 50% of employee pre-tax contributions over 3%, up to 5% of eligible compensation. Specific information describing Company payments for executive officers to the 401(k) Plan is presented on page 18.

  •
  Vacation of up to five weeks, depending on length of service.

  •
  Basic life insurance.

        In addition to these benefits, the supplemental benefits described below are provided to executive officers and are believed to be generally consistent with practices of our market references.

  •
  A company car or car allowance. The value of these benefits is disclosed in the footnote on page 18.

  •
  The Supplemental Executive Retirement Insurance Plan was established in 2004 to supplement executive officer death benefits and also to provide a valuable benefit following retirement. The goal of the plan is to provide a supplemental death benefit of at least $500,000. After retirement, the program (life insurance policy or deferred compensation or annuity arrangement) is designed to provide post-retirement income that, when combined with the benefits payable from the Retirement Plan and the 401(k) Retirement Savings Plan, will approximate 50% of final year salary. The Company makes discretionary premium payments to whole life insurance policies or annuities owned by the executive officers and also tax gross-up payments to those officers since the amount of the premium payments is includable in the executive officer's ordinary income when a discretionary premium payment is made by Georgia Gulf. The amounts of these payments are reported in footnote 5 on page 18.

        In addition to the standard supplemental benefits described above, Mr. Thompson received a relocation benefit provided for under the Company's 2008 hiring agreement with him whereby Mr. Thompson's prior residence was purchased for an amount approximately $200,000 greater than the appraised value of that home, and he also received a payment to cover the personal income tax liability that arose from that purchase.

  Employment and Change in Control Agreements/Potential Payments Upon Termination or Change-in-Control

        For termination due to job elimination, executive officers are eligible for termination pay of one week per year of service up to 52 weeks maximum. This plan was instituted for all Georgia Gulf employees in 2000.

        In May 2007, the Committee adopted a new severance pay program, the Executive and Key Employee Change of Control Severance Plan (the "Severance Plan"), that provides two years pay to the CEO and one and one-half years pay to other executive officers in the event of change of control if the employee is terminated without cause or the employee terminates employment for good reason. The Severance Plan also provides excise tax gross-up protection if the value of the severance and other benefits exceeds 120% of an executive's safe harbor amount. The same provision would reduce the cash severance if the value exceeds the safe harbor but is within 120% of it.

        Georgia Gulf's equity plan agreements provide that unvested equity grants will vest upon change-in-control without regard to termination of employment. To the extent executive officers participate in the plan, their unvested equity grants will vest upon change-in-control, as described under Payments on Termination or Change-in-Control on page 24.

        The Committee approved, as a part of the hiring agreement for Mr. Thompson, severance arrangements that guarantee payment of his salary and target bonus amount for a period of two years from date of hire if he is involuntarily terminated for any reason other than cause.

  Clawback Policy

        Our Board of Directors has adopted a policy that provides, to the extent permitted by law, if the Board, or any committee, determines that any bonus, incentive payment, equity award or other compensation has been awarded to or received by an executive officer, including our NEOs, and that such compensation was based on any financial results or operating metrics that were subsequently the subject of a material restatement as a result of such officer's knowing or intentional fraudulent or illegal conduct and a lower payment would have been made to the officer based on the restated results, then the Board or a committee thereof, shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances. This policy is being implemented through acknowledgments executed by our executive officers.

Compensation

        The tables, narrative and footnotes in this section discuss the compensation of our NEOs including: Edward A. Schmitt, who served as Chairman, President and CEO, until his retirement in February 2008; Paul D. Carrico, who has served as President and CEO since February 14, 2008; Mark E. Buckis, who served as interim CFO during 2007 and part of 2008, Mr. Thompson who has served as CFO since February 29, 2008, and our three other most highly compensated executive officers during 2008.

  Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)

Paul D. Carrico	2008	663,247	—	104,232	103,947	—	40,897	400,511	1,312,834
President and Chief	2007	360,000	—	277,099	270,090	—	42,354	328,676	1,278,219
Executive Officer	2006	325,000	—	285,371	246,121	257,400	516,001	134,167	1,764,060

Gregory C. Thompson(6)	2008	382,038	217,700	77,025	75,453	—	—	430,758	1,182,975
Chief Financial Officer

William H. Doherty	2008	358,615	—	236,913	230,516	—	40,723	107,131	973,898
Vice President—PVC Compounds

Mark J. Seal	2008	358,615	—	44,219	35,548	—	74,235	93,560	606,177
Vice President—	2007	360,000	—	435,942	394,000	—	71,161	99,863	1,360,966
Aromatics	2006	340,000	—	413,383	334,115	270,600	110,259	85,250	1,553,607

Joel I. Beerman	2008	348,654	—	44,219	35,548	—	77,311	112,945	618,677
Vice President—	2007	350,000	—	380,700	341,156	—	76,186	123,872	1,271,914
General Counsel	2006	335,000	—	433,586	352,628	221,760	73,030	107,276	1,523,280
and Secretary

Mark E. Buckis	2008	229,124	—	72,071	69,353	—	8,363	40,128	419,039
Vice President—Corporate Controller, Former Interim Chief Financial Officer	2007	190,363	50,000	81,989	67,995	—	6,670	14,218	411,235

Edward A. Schmitt(7)	2008	570,769	—	148,571	104,005	—	133,086	35,865	992,296
Former Chairman,	2007	800,000	—	1,959,237	1,743,371	—	143,951	298,323	4,944,882
President and Chief	2006	760,000	—	2,251,175	1,823,361	802,560	104,324	282,988	6,024,408
Executive Officer

(1)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of restricted stock or restricted stock units, calculated in accordance with the provisions of SFAS 123R, and thus includes amounts from awards granted in 2008 and in prior years. For additional information regarding the assumptions made in the calculation, see note 14 to the Georgia Gulf consolidated financial statements in the Form 10-K for the year ended December 31, 2008 as filed with the SEC.

(2)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of grants of options, calculated in accordance with the provisions of SFAS 123R, and thus includes amounts from awards granted in 2008 and in prior years. For additional information regarding the assumptions made in the calculation, see note 14 to the Georgia Gulf consolidated financial statements in the Form 10-K for the year ended December 31, 2008 as filed with the SEC.

(3)
No payments were made to executive officers under the Senior Executive Bonus Plan in 2008 as described in the Compensation Discussion and Analysis on page 13.

(4)
The amounts reported in the Change In Pension Value column above reflect solely the change in the actuarial present value of the accumulated pension benefit of each NEO. For information on the pension plan and the assumptions used in calculating the change in pension value see page 21.

  For information on the Deferred Compensation Plan, see page 14 of the Compensation Discussion and Analysis and for additional information see page 23.

(5)

		Allowances and Other Benefits				Additional All Other Compensation

Name	Years	Car Allowance ($)	Allowance ($)	Club Memberships ($)		Company Contribution to 401(k) Savings Plan ($)	Executive Supplemental Insurance Plan ($)	Executive Supplemental Insurance Plan Tax Gross Up ($)	Other ($)		Total ($)

Paul D. Carrico	2008	921	25,000	68,257	(a)	9,200	171,000	126,133	—		400,511
	2007	1,767	25,000	36,552		15,750	158,625	90,982	—		328,676
	2006	565		938		15,400	72,000	41,297	3,967		134,167

Gregory C. Thompson	2008	2,734	25,000	—		9,200	—	—	393,824	(b)	430,758

William H. Doherty	2008	7,654	25,000	—		9,200	37,567	27,710	—		107,131

Mark J. Seal	2008	2,486	25,000	—		9,200	32,731	24,143	—		93,560
	2007	2,239	25,000	—		15,750	32,731	24,143	—		99,863
	2006	2,878	—	8,125		15,400	32,731	24,143	1,973		85,250

Joel I. Beerman	2008	4,460	25,000	—		9,200	42,751	31,534	—		112,945
	2007	8,837	25,000	—		15,750	42,751	31,534	—		123,872
	2006	9,068	—	2,520		15,400	42,751	31,534	6,003		107,276

Mark E. Buckis	2008	5,928	25,000	—		9,200	—	—	—		40,128
	2007	—	—	—		14,218	—	—	—		14,218

Edward A. Schmitt	2008	1,665	25,000	—		9,200	—	—	—		35,865
	2007	4,106	25,000	—		15,750	145,870	107,597	—		298,323
	2006	4,027	—	8,128		15,400	145,870	107,597	1,966		282,988

  (a)
  Mr. Carrico's "Club Memberships" compensation for 2008 and 2007 is for club membership initiation fees and payments to Mr. Carrico for reimbursement of the personal tax liabilities arising from the Company's payment of those initiation fees. No other NEO was eligible to receive club initiation fees or membership dues for 2008 or 2007 and the payments in 2008 completed Mr. Carrico's eligibility.

  (b)
  Mr. Thompson's "Other" compensation of $393,824 is for relocation-related items deemed compensation, including (i) the $200,000 amount by which the purchase price the Company paid for Mr. Thompson's former residence exceeds the appraised value of that residence; and (ii) payments the Company made to Mr. Thompson to cover the personal income tax liability arising from his relocation-related compensation.

(6)
Mr. Thompson received a one-time relocation bonus of $50,000, in addition to $167,700 as a guaranteed 2008 incentive program bonus, resulting in aggregate bonus payments of $217,700, all of which was paid to Mr. Thompson in February 2009, pursuant to his 2008 hiring agreement with the Company.

(7)
Mr. Schmitt retired as our Chairman, President and CEO in February 2008.

  Grants of Plan-Based Awards

        The following table reflects the following plan-based awards: Annual Cash Incentives, Restricted Stock Units Grants, and Stock Option Grants. Each of these is discussed in the Summary Compensation Table and in the Compensation Discussion and Analysis above.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
							Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date	Threshold ($)	Target ($)	Maximum $)

Paul D. Carrico	12/03/2007	40,600	579,998	1,159,995
	02/26/2008				50,000			336,000
	02/26/2008					150,000	6.72	345,045

Gregory C. Thompson	02/08/2008	19,565	279,500	559,000
	02/08/2008				35,511			258,165
	02/08/2008					101,625	7.27	252,894

William H. Doherty	12/03/2007	15,750	225,000	450,000
	02/26/2008				8,750			58,800
	02/26/2008					25,000	6.72	57,508

Mark J. Seal	12/03/2007	15,750	225,000	450,000
	02/26/2008				8,750			58,800
	02/26/2008					25,000	6.72	57,508

Joel I. Beerman	12/03/2007	14,014	200,200	400,400
	02/26/2008				8,750			58,800
	02/26/2008					25,000	6.72	57,508

Mark E. Buckis	12/03/2007	6,720	96,000	192,000
	02/26/2008				8,750			58,800
	02/26/2008					25,000	6.72	57,508

(1)
No awards were paid for fiscal years 2007 or 2008, as described in the Compensation Discussion and Analysis on page 13 and as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The amounts in this column represent the grants made in February 2007 and February 2008 to each of the NEOs and report the range of potential payments from Threshold to Maximum levels.

(2)
The amounts reported in this column represent the number of restricted stock units (RSUs) granted to the NEOs in 2008. For all NEOs other than Mr. Thompson, the RSUs granted will vest and become unrestricted ratably in three equal annual installments beginning on February 26, 2009, one year after the grant date applicable to those NEOs. For Mr. Thompson, the RSUs granted will vest and become unrestricted ratably in three equal annual installments beginning on February 8, 2009, one year after the grant date applicable to Mr. Thompson.

(3)
The amounts reported in this column represent the number of stock options granted to the NEOs in 2008. For all NEOs other than Mr. Thompson, the options granted will vest and become exercisable ratably in three equal annual installments beginning on February 26, 2009, one year after the grant date. For Mr. Thompson, the options granted will vest and become exercisable ratably in three equal annual installments beginning on February 8, 2009.

(4)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of grants of options during 2008, calculated in accordance with the provisions of SFAS 123R. For additional information regarding the assumptions made in the calculation, see note 14 to the Georgia Gulf consolidated financial statements in the Form 10-K for the year ended December 31, 2008 as filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the holdings of stock options and stock awards by the NEOs at December 31, 2008. This table includes unexercised and unvested stock option awards and unvested Restricted Stock or Restricted Stock Units. Each grant is shown separately for each NEO. The vesting schedules for all grants shown are the same: Grants vest ratably in three equal installments beginning one year after the grant date. For additional information about option awards and stock awards, see page 13 of the Compensation Discussion & Analysis.

	Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)(2)

Paul D. Carrico	12/14/1999	10,000	—	29.31	12/14/2009
	03/06/2002	5,000	—	23.35	03/06/2012
	03/03/2003	5,000	—	19.04	03/03/2013
	03/02/2004	5,000	—	27.21	03/02/2014
	02/28/2005	5,000	—	53.38	02/28/2015
	02/28/2006	12,500	6,250	28.91	02/28/2016
	02/27/2007	11,148	22,296	20.43	02/27/2017
	02/26/2008	—	150,000	6.72	02/26/2018
						60,232	64,448

Gregory C. Thompson	02/08/2008	—	101,625	7.27	02/08/2018
						35,511	37,997

William H. Doherty	12/14/1999	30,000	—	29.31	12/14/2009
	02/06/2001	5,000	—	16.90	02/06/2011
	03/06/2002	14,500	—	23.35	03/06/2012
	03/03/2003	14,500	—	19.04	03/03/2013
	03/02/2004	14,500	—	27.21	03/02/2014
	02/28/2005	14,500	—	53.38	02/28/2015
	02/28/2006	13,334	6,667	28.91	02/28/2016
	02/27/2007	11,862	23,724	20.43	02/27/2017
	02/26/2008	—	25,000	6.72	02/26/2018
						19,645	21,020

Mark J. Seal	12/14/1999	30,000	—	29.31	12/14/2009
	02/06/2001	30,000	—	16.90	02/06/2011
	03/06/2002	14,500	—	23.35	03/06/2012
	03/03/2003	14,500	—	19.04	03/03/2013
	03/02/2004	14,500	—	27.21	03/02/2014
	02/28/2005	14,500	—	53.38	02/28/2015
	02/28/2006	13,666	6,833	28.91	02/28/2016
	02/27/2007	12,219	24,438	20.43	02/27/2017
	02/26/2008	—	25,000	6.72	02/26/2018
						19,960	21,357

Joel I. Beerman	12/14/1999	30,000	—	29.31	12/14/2009
	03/06/2002	14,500	—	23.35	03/06/2012
	03/03/2003	14,500	—	19.04	03/03/2013
	03/02/2004	14,500	—	27.21	03/02/2014
	02/28/2005	14,500	—	53.38	02/28/2015
	02/28/2006	12,666	6,333	28.91	02/28/2016
	02/27/2007	11,312	22,624	20.43	02/27/2017
	02/26/2008	—	25,000	6.72	02/26/2018
						19,131	20,470

Mark E. Buckis	03/02/2004	3,600	—	27.21	03/02/2014
	02/28/2005	3,600	—	53.38	02/28/2015
	02/28/2006	4,666	2,333	28.91	02/28/2016
	02/27/2007	3,153	6,306	20.43	02/27/2017
	02/26/2008	—	25,000	6.72	02/26/2018
						11,863	12,693

	Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)(2)

Edward A. Schmitt(3)	12/14/1999	100,000	—	29.31	12/14/2009
	02/06/2001	100,000	—	16.90	02/06/2011
	03/06/2002	78,000	—	23.35	03/06/2012
	03/03/2003	78,000	—	19.04	03/03/2013
	03/02/2004	78,000	—	27.21	03/02/2014
	02/28/2005	78,000	—	53.38	02/28/2015
	02/28/2006	63,332	31,666	28.91	02/28/2016
	02/27/2007	56,486	112,972	20.43	02/27/2017
						51,853	55,483

(1)
Since Messrs. Carrico, Seal and Beerman have met the requirements of a "qualifying retirement," options and RSUs granted to them will continue to vest as scheduled except in the event of termination of employment for cause or failure to comply with the non-competition and non-solicitation provisions of the Plan.

(2)
Calculated by multiplying the number of shares by the closing price of our common stock at 2008 year-end ($1.07).

(3)
Mr. Schmitt retired as our Chairman, President and CEO in February 2008.

Option Exercises and Stock Vested

        The following table provides information for the NEOs on the number of shares acquired upon vesting of stock awards and the value realized. No stock options were exercised during 2008.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

Paul D. Carrico	7,247	48,738

Gregory C. Thompson	—	—

William H. Doherty	9,410	62,920

Mark J. Seal	9,600	64,206

Joel I. Beerman	9,088	60,746

Mark E. Buckis	2,676	17,862

Edward A. Schmitt(2)	46,418	310,088

    (1)
    The amounts reported were calculated by multiplying the number of shares received by the market value of the shares as of the vesting dates.

    (2)
    Mr. Schmitt retired as our Chairman, President and CEO in February 2008.

Pension Benefits

        The table below reflects the present value of benefits accrued for each of the NEOs in the Georgia Gulf Corporation Retirement Plan, referred to in this section as the "Retirement Plan."

        The Retirement Plan is a broadly based, qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of Georgia Gulf Corporation. In general, all Georgia Gulf employees are eligible to participate in the Retirement Plan, although benefits may differ for employees covered by collectively bargained agreements or who are working in the operations of an acquired business or were employed prior to 1985 by the predecessor company to Georgia Gulf.

        The pension benefit is the sum of up to four benefits:

  •
  Benefit accruals earned with a predecessor employer (Georgia-Pacific or an acquired company) based on service with the predecessor employer and, in the case of Georgia-Pacific, final average compensation as of the earlier of: (1) the time of termination or retirement, if applicable, or (2) December 31, 2007. Certain participants in the Retirement Plan who are also participants in the Georgia Gulf Corporation 401(k) Retirement Savings Plan ("401(k) Plan") have sub-accounts, referred to as "SBT Employer Accounts," that are part of their 401(k) Plan accounts and that are associated with pre-1985 participation in a Georgia-Pacific defined contribution (savings) plan. Such a participant has the option of receiving the SBT Employer Account in a lump sum upon retirement. If he or she does so, then the pension benefit under the Retirement Plan is reduced, on an actuarially equivalent basis, to reflect the individual's receipt of this lump sum amount. Messrs. Schmitt, Beerman, Doherty and Seal have benefit accruals from Georgia-Pacific under the Retirement Plan, and have SBT Employer Accounts under the 401(k) Plan. Each of these individuals is assumed to take a lump sum distribution of his SBT Employer Account upon retirement for the purpose of calculating the amounts presented.

  •
  1% of aggregate pensionable compensation (career average earnings) earned after 1984 and before 2008. Pensionable compensation does not include any incentive or deferred compensation.

  •
  For employees who actively participated in the Retirement Plan after December 31, 2007, the actuarial equivalent of a notional "Cash Balance Account" to which are credited (1) specified percentages (ranging from 3.0% for a participant with fewer than 10 years of service and up to 6.0% for a participant with 20 or more years of service) of pensionable compensation, and (2) interest credits based upon the "30-year Treasury interest rate" as of the last business day of October in the year prior to the year with respect to which the interest credit is made (but not less than 4% interest). As a result of a complete "freeze" on the accrual of additional benefits under the Retirement Plan, approved by the Board of Directors in the first quarter of 2009, no additional pay credits will be added to the Cash Balance Accounts with respect to compensation paid after March 31, 2009. However, the interest credits will continue.

  •
  Certain additional fixed benefit amounts are provided for a limited group of participants, including all of the NEOs, except for Mr. Thompson and Mr. Buckis. These additional fixed benefit amounts are provided to achieve a target benefit of 30% of final year salary.

        As noted above, the Board of Directors has approved an amendment to the Retirement Plan to provide for the cessation (or "freezing") of the accrual of additional benefits under the Retirement Plan, effective as of March 31, 2009.

        Several forms of benefit payments (including life annuity, both 50% and 100% joint and survivor options, and lump sums of up to $5,000) are available from the Retirement Plan. All forms of benefit payments are actuarially equivalent in value.

        Normal retirement benefits are available to employees with at least three years of service at age 62 and a reduced pension (by 6% per year prior to age 62) is available as early as age 55. If the employee dies prior to retirement, the spousal death benefit is a 100% survivor annuity. However, with regard to the Cash Balance Account (see above) the Spouse or other beneficiary has the option of receiving the account in a single lump sum. All of the NEOs except for Mr. Thompson are fully vested in their benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)

Paul D. Carrico	Retirement Plan	9	681,569

Gregory C. Thompson	Retirement Plan	—	—

William H. Doherty	Retirement Plan	25	848,011

Mark J. Seal	Retirement Plan	30	959,090

Joel I. Beerman	Retirement Plan	29	1,018,641

Mark E. Buckis	Retirement Plan	6	32,957

Edward A. Schmitt(2)	Retirement Plan	29	1,967,284

(1)
Amounts reported represent the actuarial present value of accumulated benefits computed using the interest rate (6.5%) and mortality assumption (RP 2000 Mortality Table with a blue collar adjustment and with mortality improvements projected to 2015 using Scale AA) that Georgia Gulf Corporation applies to amounts reported in its financial statement disclosures on its measurement date of December 31, 2008, and are assumed to be payable at the unreduced age of 62. For additional information regarding the assumptions made in the calculation, see note 15 of the Georgia Gulf consolidated financial statements in the Form 10-K for the year ended December 31, 2008 as filed with the SEC.

(2)
Mr. Schmitt retired as our Chairman, President and CEO in February 2008.

Non-Qualified Deferred Compensation

        The following table provides information on the non-qualified deferred compensation of the NEOs in 2008, including (1) NEOs' contributions through deferral of salary and/or bonus during 2008; (2) investment earnings on those deferral amounts and deferral amounts from prior years, and (3) each NEO's account balance at year-end.

        The Deferred Compensation Plan, or DCP, allows eligible employees, including the NEOs, to elect to defer a portion of their otherwise taxable salary and/or bonus. The elections are made prior to the beginning of each year. Amounts deferred by the employee are shown in the Summary Compensation Table when earned. The Company does not make any contribution to the DCP.

        The employee can elect a date to be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Code. If no election is made, all amounts will be distributed upon termination of service. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. In 2008, the returns on those funds ranged from about (-) 52.23% to 4.84%. The investment list is similar to the investments available through the Company's 401(k) Plan. The investment risk is borne entirely by the employee. Investment selections may be changed daily. The Company does not guarantee a return on deferred amounts. Gains and losses are credited based on the employee's election of investment choices and the employee's account may increase or decrease in value.

        Generally, a participant will receive a lump sum payment or installments over a period of years (from 2 years to 15 years), inclusive, as elected by the participant in the initial deferral election. Generally, payment is made, or starts, upon termination of employment or at a date specified by the employee in the initial deferral election, but the date specified by the employee must be at least two years after the date on which the employee makes the election. Payments cannot begin for "specified employees," under applicable law, until the first day of the seventh month after termination of service.

	Executive Contributions in Last FY

Name	Deferred Salary Plan ($)(1)	Deferred Bonus Plan ($)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(4)

Paul D. Carrico	—	—	—	—	—	—

Gregory C. Thompson	—	—	—	—	—	—

William H. Doherty	—	—	—	(12,777)	—	91,820

Mark J. Seal	—	—	—	(170,423)	(465,580)	225,035

Joel I. Beerman	96,154	—	—	(32,404)	—	162,275

Mark Buckis	—	—	—	—	—	—

Edward A. Schmitt(5)	—	—	—	81,447	(3,046,505)	—

(1)
The amount reported here as salary deferred is included in the amount reported as Salary in the Summary Compensation Table.

(2)
The amount reported here as bonus deferred is included in the amount reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(3)
This reports the total earnings and (losses) during 2008 on deferrals made in 2008 and prior years. None of these amounts are included in the Summary Compensation Table.

(4)
This is the total account balance as of December 31, 2008.

(5)
Mr. Schmitt retired as our Chairman, President and CEO in February 2008.

Payments on Termination or Change in Control

        In the event of a change in control, the NEO's may be entitled to certain benefits under our Severance Plan, as well as the vesting of unvested stock options and restricted stock or restricted stock units under our incentive equity plan. The change in control provisions are intended to allow the employee to continue to act in the best interests of our stockholders while evaluating business opportunities. Generally, a change in control will have occurred (i) if we are merged or consolidated with an entity or sell substantially all of our assets to an entity unless immediately after that merger, consolidation or sale, no person (excluding an entity that results from the transaction) owns directly or indirectly 33% or more of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33% of our common stock, (iii) if specified changes in our Board of Directors occur, or (iv) if our stockholders approve our liquidation or dissolution.

        Under the Company's Severance Plan, in the event of a change of control, subject to certain limitations, NEOs are entitled to certain benefits in the event of termination. "Termination" includes both "involuntary termination" and "voluntary termination."

        "Involuntary Termination" means the termination of the NEO's employment by the Company for any reason; however, an involuntary termination shall not occur if:

  (a)
  the termination of employment is due to: (i) the transfer (A) of the NEO to an affiliate or subsidiary of the Company or (B) of any operations of the Company, or (ii) the purchase of the Company or any operations of the Company by a third party purchaser, and the NEO is offered comparable employment by such purchaser;

  (b)
  the NEO's employment terminates on account of death, disability or retirement under a retirement plan of the Company that is qualified under section 401(a) of the Internal Revenue Code of 1986, as amended, covering such NEO;

  (c)
  the NEO's employment is terminated for Cause;

  (d)
  the NEO resigns his employment or fails to continue reporting to work and performing satisfactorily his job duties through the date specified by the Company.

        "Voluntary Termination" means the NEO's resignation from employment with the Company for Good Reason within 24 months following a change of control.

        "Good Reason" means: (i) the Company reduces the NEO's compensation (base salary, bonus or short-term and long-term incentives) or (ii) any attempted relocation of the NEO's place of employment to a location more than 150 miles from the location of such employment on the date of such attempted relocation, and such reduction or relocation is not cured by the Company within 15 days after the date the NEO delivers a notice of termination for Good Reason.

        A NEO must execute a separation agreement and general release in such form as the Company determines in order to be eligible for benefits under the Severance Plan. Further, any NEO who breaches the separation agreement or engages in certain conduct, including competition with the Company, solicitation of our employees, disclosure of confidential information, failure to assign any information or idea or other conduct determined to be injurious to the Company will no longer be entitled to benefits.

        If a NEO experiences a termination within 24 months following a Change of Control, and complies with all of the other terms and conditions of the severance plan, he shall be eligible to receive:

  •
  severance pay equal to his annual base salary plus the current target bonus multiplied by two in the case of the CEO and 1 1/2 in the case of the other NEOs;

  •
  a pro rata portion of the current target bonus that the NEO would be eligible to earn for the fiscal year in which the termination date occurs calculated by assuming payment at 100% of the target amount pro rated for the number of days in the bonus period that have elapsed from the beginning of the bonus period through the termination date;

  •
  accrued but unused vacation pay;

  •
  until the earlier of (i) the day upon which the NEO begins new employment and is eligible for such welfare benefits, or (ii) (A) the second anniversary of the termination date in the case of the CEO or (B) 18 months after the termination date in the case of the other NEOs the Company will:

  •
  continue to provide life insurance benefits that are substantially equivalent to those which were provided to the NEO and the NEO's family immediately prior to the termination date;

  •
  continue to maintain medical, dental and vision benefit plans and programs substantially equivalent to those in effect on the termination date and the Company shall reimburse the NEO for the amount of the required premium or contribution for continued coverage for the

      NEO and the NEO's family under the Company's medical, dental and vision benefit plans and programs, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985; and

    •
    pay to the NEO an amount equal to the premium required to obtain an individual policy of disability insurance providing a benefit substantially equivalent to the benefit that applied to the NEO immediately prior to the termination date.

        The severance benefits described above, in the case of a "specified employee" under Section 409A of the Code, generally shall be paid on the first day of the seventh month after termination; provided, however, that in the case of reimbursements to a NEO for the cost of medical, dental and vision benefits and disability insurance premiums, such reimbursements shall be made on or before the last day of the NEO's taxable year following the taxable year in which the NEO incurred the expense that is being reimbursed.

        Under the Company's incentive equity plan, in the event of a change of control, the NEO's unvested stock options or restricted stock or restricted stock units will vest. However, if the NEO engages in the certain conduct, including competition with the Company, solicitation of our employees, disclosure of confidential information, failure to assign any information or idea or other conduct determined to be injurious to the Company, the NEO must:

  •
  return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the NEO, all shares of common stock that the NEO has not disposed of that were offered within a specified period prior to the date of the commencement of such activity; and

  •
  with respect to any shares of common stock so acquired that the NEO has disposed of, pay to the Company in cash the difference between:

  •
  any amount actually paid therefor by the NEO, and

  •
  the market value per share of the shares of common stock on the date of such acquisition.

        To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the NEO.

        The Company does not have any other individual severance or change in control agreements with the NEOs, other than its arrangement with Mr. Thompson, which guarantees payment of Mr. Thompson's salary and target bonus amount for a period of two years from his date of hire if he is involuntarily terminated for any reason other than cause. As such, absent eligibility for benefits described above, the NEOs (other than Mr. Thompson) do not have any termination benefits or benefits triggered as the result of a change in control, that are different than those afforded other employees of the Company, such as accrued vacation pay (up to five weeks of salary depending on service), and death benefit salary continuation (one month of salary).

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Executive Supplemental Insurance Plan	Executive Supplemental Insurance Plan Tax Gross Up	Medical Program Benefits	Disability Insurance Benefit	Stock Options (1)	Restricted Stock ($)(2)

Paul D. Carrico	1,449,994	1,159,995	342,000	252,266	32,278	12,915	—	—

Gregory C. Thompson	645,000	419,700	—	—	23,896	9,686	—	—

William H. Doherty	540,000	337,500	56,351	41,565	39,440	9,686	—	—

Mark J. Seal	540,000	337,500	49,097	36,215	22,926	9,686	—	—

Joel I. Beerman	525,000	300,300	64,127	47,301	22,926	9,686	—	—

Mark E. Buckis	360,000	144,000	—	—	39,440	9,686	—	—

Edward A. Schmitt(3)	—	—	—	—	—	—	—	—

(1)
At December 31, 2008, all unexercised options had exercise prices above the market price of $1.07.

(2)
The value reported represents the difference between the value of the stock on December 31, 2008 and the amount expensed as of December 31, 2008.

(3)
Mr. Schmitt retired as our Chairman, President and CEO in February 2008.

Compensation Committee Interlocks and Insider Participation

        In 2008, the compensation committee of the Board of Directors was composed of John E. Akitt (until his retirement from the Board of Directors in November 2008), Wayne C. Sales, Patrick J. Fleming, Charles L. Henry and Yoshi Kawashima, none of whom was or is an officer or employee of the Company and none of whom has any other relationship requiring disclosure under the rules of the SEC.

PROPOSAL II—REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK
AND AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT
THE REVERSE STOCK SPLIT AND REDUCE PROPORTIONATELY THE TOTAL
NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK

        Our Board of Directors has decided that it is in the best interests of the Company's stockholders to (a) authorize the Board of Directors of the Company to effect, in its discretion prior to December 31, 2009, a reverse stock split of the outstanding and treasury common stock, par value $0.01, of the Company, at a reverse stock split ratio ranging from 1-for-10 to 1-for-40, as determined by the Board of Directors, and (b) approve a corresponding amendment to the Company's Certificate of Incorporation, in substantially the form attached to the accompanying Proxy Statement as Annex A, to effect the reverse stock split and to reduce proportionately the total number of shares of common stock that the Company is authorized to issue, subject to the Board of Directors' authority to abandon such amendment.

        Our Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve this proposal, the Board of Directors would effect the reverse stock split and cause a Certificate of Amendment to the Company's Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware only if the Board determines that the reverse stock split would be in the best interests of the Company and its stockholders. The Board may determine in its discretion not to effect any reverse stock split and not to file the amendment to the Company's Certificate of Incorporation. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split.

Purpose of the Reverse Stock Split

        Our Board of Directors is recommending the reverse split of our common stock with the primary intent of increasing the price of our common stock in order to assure our ability to continue to meet the New York Stock Exchange's (the "NYSE's") closing price criteria for continued listing on that exchange. Our Board believes that, in addition to increasing the price of our common stock, the reverse stock split would also make our common stock more attractive to a broader range of institutional and other investors, and allow the Company the opportunity to list its stock on other exchanges if needed. Accordingly, for these and other reasons discussed below, we believe that authorizing our Board of Directors to effect the reverse stock split is in the Company's and our stockholders' best interests.

        Our common stock is publicly traded and currently listed on the NYSE under the symbol "GGC." The closing price of our common stock on the NYSE on April [      ], 2009, was $[                        ] and during the period January 1, 2008 through April [      ], 2009 ranged from a low of $0.22 to a high of $7.80.

        The NYSE has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that a company's common stock have an average closing price that is greater than or equal to $1.00 per share over any consecutive 30 trading-day period (the "Closing Price Rule"). While, on February 26, 2009, the NYSE temporarily suspended the Closing Price Rule through June 30, 2009, we believe it is in the best interests of the Company and our stockholders to give the Board the flexibility to meet this criteria when the NYSE resumes enforcement.

        Once the Closing Price Rule is reinstated, if the average closing price of our common stock is less than $1.00 over a consecutive 30 trading-day period, the Company will receive a formal written notice from the NYSE regarding its non-compliance. In that event, in order to regain compliance with the Closing Price Rule, the share price and the average consecutive 30 trading-day closing price of our common stock must be above $1.00 within six months from the date of the notice of non-compliance. Should we fail to meet these standards at the expiration of the six-month period, the NYSE will commence suspension and delisting procedures. Giving our Board the authority to effect a reverse stock split will increase our ability to maintain compliance with the Closing Price Rule.

        On February 20, 2009, we were notified by the NYSE, that we were below another of the NYSE's listing criteria because our total market capitalization was less than $75 million over a 30 trading day period and our stockholders' equity was below $75 million as of December 31, 2008 (the "Market Capitalization/Stockholders' Equity Rule"). In response to the NYSE's notice, we have submitted a plan to regain compliance. There can be no assurance the NYSE will accept our plan. Even if the NYSE does accept our plan, if we do not in fact comply with the requirement regarding market capitalization and stockholders' equity within 18 months of the NYSE notice, the NYSE will commence suspension and delisting procedures. A reverse stock split could help us to come into compliance with the minimum market capitalization requirement of the Market Capitalization/Stockholders' Equity Rule. However, any reverse stock split would have no impact on our ability to comply with the minimum stockholders' equity component of that rule. At December 31, 2008, our stockholders' equity was a deficit of $139.9 million.

        In the event we are unable to maintain or regain compliance with either the NYSE Closing Price Rule or the Market Capitalization/Stockholders' Equity Rule, a reverse stock split may give the Company the flexibility and opportunity to list our common stock on another exchange that has minimum price and capitalization rules, but does not require minimum stockholders' equity.

        In addition to bringing the price of our common stock back above $1.00, we also believe that the reverse stock split would, if completed, make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

        Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.

Board Discretion to Implement the Reverse Stock Split

        Upon receipt of stockholder approval, our Board of Directors, in its discretion prior to December 31, 2009, may or may not elect to effect a reverse stock split within the authorized range of ratios. We believe the availability of a range of reverse stock split ratios will provide us with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and our stockholders. In determining the reverse stock split ratio to implement, if any, following the receipt of stockholder approval, our Board of Directors may consider, among other factors:

  •
  the historical trading price and trading volume of our common stock;

  •
  the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

  •
  our ability to continue our listing on the NYSE, or to list on another exchange; and

  •
  prevailing general market conditions.

        No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders and the Board of Directors determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the reverse stock split, additional details regarding the reverse stock split (including the final reverse stock split ratio, as determined by the Board of Directors). The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or its stockholders.

Certain Risks Associated with the Reverse Stock Split

        There can be no assurance that following the reverse stock split the market price of our common stock or our market capitalization will increase in proportion to the reduction in the number of shares of our common stock issued and outstanding before the proposed reverse stock split. Even if we effect a reverse stock split, the market price of our common stock and our market capitalization may decrease for other reasons related to us or our industry or the economy in general.

Impact of the Proposed Reverse Stock Split If Implemented

        The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder's percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split could result in any of our stockholders receiving cash in lieu of a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of our common stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

  •
  the number of issued and outstanding and treasury shares of our common stock will be reduced proportionately based on the final reverse stock split ratio as determined by the Board of Directors;

  •
  the number of authorized shares of our common stock will be reduced proportionately based on the final reverse stock split ratio;

  •
  based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of our common stock issuable upon the exercise of all outstanding option awards and the vesting of all unvested restricted stock units will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;

  •
  the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company's equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio;

  •
  the number of one one-hundredths of a share of our junior participating preferred stock purchasable under certain circumstances pursuant to our amended and restated rights agreement upon exercise of a right declared in respect of each share of our common stock shall be proportionately increased based on the final reverse stock split ratio; and

  •
  in addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

        Although the number of outstanding shares of our common stock would decrease following the proposed reverse stock split, the Board of Directors does not intend for the reverse stock split to be the first step in a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934.

Fractional Shares

        Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, our transfer agent for the registered stockholders will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the reverse stock split at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder's pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the reverse stock split and the date stockholders receive payment for the cashed-out shares.

        After the reverse stock split, a stockholder will have no further interest in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above. If you believe that you may not hold sufficient shares of our common stock at the effective date of the reverse stock split to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the split, you may do so by either:

  •
  purchasing a sufficient number of shares of our common stock; or

  •
  if you have shares of our common stock in more than one account, consolidating your accounts, so that in each case you hold a number of shares of our common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis. Shares of common stock held in registered form (that is, stock held by you in your own name in the Company's stock register records maintained by our transfer agent) and stock held in "street name" (that is, stock held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Registered and Beneficial Stockholders

        Upon the reverse stock split, we intend to treat stockholders holding shares of our common stock in "street name" (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of our common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of our common stock in "street name;" however, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares of our common stock with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-Entry" Stockholders

        The Company's registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares of our common stock registered in their accounts.

  •
  If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares of our common stock in registered book-entry form or your cash payment in lieu of any fractional interest, if applicable.

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  If you are entitled to post-reverse stock split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of shares of our common stock you hold.

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  If you are entitled to a payment in lieu of any fractional interest, a check will be mailed to you at your registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, you will warrant that you owned the shares of our common stock for which you received a cash payment.

Effect on Registered Certificated Shares

        Some registered stockholders hold their shares of our common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our common stock are held in certificate form, you will receive a transmittal letter from the Company's transfer agent as soon as practicable after the effective date of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split shares of our common stock for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-reverse stock split shares of our common stock, your post-reverse stock split shares of our common stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split shares of our common stock you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest.

        Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under "Fractional Shares."

        STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Consequences

        The par value per share of our common stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to our common stock will be reduced proportionately based on the final reverse stock split ratio determined by the Board of Directors, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The shares of our common stock held in treasury will also be reduced proportionately based on the final reverse stock split ratio determined by the Board of Directors. After the reverse stock split, net income or loss per share, and other per share amounts will be increased because there will be fewer shares of our common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split. As described above under "Impact of the Proposed Reverse Stock Split If Implemented," the per share exercise price of outstanding option awards would increase proportionately, and the number of shares of our common stock issuable upon the exercise of outstanding options and upon the vesting of unvested stock unit awards would decrease proportionately, in each case based on the final reverse stock ratio. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

        Stockholders will not have dissenters' or appraisal rights under Delaware corporate law or under the Company's Certificate of Incorporation in connection with the proposed reverse stock split.

Amendment to Certificate of Incorporation

        The form of the proposed amendment to the Company's Certificate of Incorporation to effect the reverse stock split and reduce proportionately the total number of authorized shares of our common stock is attached to this Proxy Statement as Annex A. If the reverse stock split is completed, the amendment will effect a reverse stock split of our common stock at the ratio selected by our Board of Directors, in its discretion prior to December 31, 2009, following the receipt of stockholder approval. Currently, we are authorized to issue up to 75,000,000 shares of common stock, of which 34,628,589 shares were issued and outstanding as of March 26, 2009. Concurrently with the reverse stock split, we intend commensurately to decrease the number of shares of our common stock we are authorized to issue in the same ratio as selected by our Board of Directors for the reverse stock split of our outstanding and treasury common shares.

Procedure for Effecting Reverse Stock Split

        If the stockholders approve the proposal and the Board of Directors decides to implement the reverse stock split, the reverse stock split will become effective at the time and on the date of the filing of, or at such later time as is specified in, the Certificate of Amendment to the Company's Certificate of Incorporation, which is referred to as the "effective date of the reverse stock split." Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split shares of our common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of our common stock.

Certain Federal Income Tax Consequences of the Reverse Stock Split

        The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

        All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a "capital asset," as defined in Section 1221 of the Code.

        As used herein, the term "U.S. holder" means a holder that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more "U.S. persons" (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

        Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a U.S. holder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares should be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder's holding period in the post-reverse stock split shares should include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

        In general, the receipt of cash by a U.S. holder instead of a fractional share should be treated as a taxable event. The amount and character of the income, gain or loss to be recognized by a U.S. holder will depend on the facts relating to the reverse stock split and the individual circumstances of such U.S. holder.

Vote Required for Approval

        The affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is required to approve the Company's proposal to (a) authorize the Board of Directors of the Company to effect, in its discretion prior to December 31, 2009, a reverse stock split of the outstanding and treasury common stock, par value $0.01, of the Company, at a reverse stock split ratio ranging from 1-for-10 to 1-for-40, as determined by the Board of Directors, and (b) approve a corresponding amendment to the Company's Certificate of Incorporation, in substantially the form attached to the accompanying Proxy Statement as Annex A, to effect the reverse stock split and to reduce proportionately the total number of shares of common stock that the Company is authorized to issue, subject to the Board of Directors' authority to abandon such amendment.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

 AUDIT COMMITTEE REPORT

        Four directors make up the audit committee of our Board of Directors: Dennis M. Chorba, chairman, Patrick J. Fleming, Charles L. Henry and Jerry R. Satrum.

        During the course of performing its duties, the committee:

  •
  reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2008,

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  discussed with Deloitte & Touche LLP, our independent registered public accounting firm for 2008, the items regarding accounting principles set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

  •
  received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP their independence,

  •
  obtained and reviewed a report by Deloitte & Touche LLP required by the New York Stock Exchange Listing Standards describing: 1) the firm's internal quality control procedures; 2) any material issues raised by: a) the most recent internal quality control review of the firm, or b) peer review of the firm, or c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and 3) (to assess Deloitte & Touche LLP's independence) all relationships between Deloitte & Touche LLP and us, and

  •
  reviewed the adequacy of the system of internal controls and management information systems with our internal auditor and our independent registered public accounting firm.

        Based on these reviews and discussions, the committee recommended to the Board of Directors that our 2008 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Dennis M. Chorba, Chairman Patrick J. Fleming Charles L. Henry Jerry R. Satrum

 PROPOSAL IIII—APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009. The Board of Directors recommends that this appointment be ratified.

        Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Independent Registered Public Accounting Firm's Fees

        For the years ended December 31, 2008 and 2007, we had professional services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche"). Audit, audit-related and tax fees aggregated $2,761,790 and $3,248,735 for the years ended December 31, 2008 and 2007, respectively, and were composed of the following:

Audit Fees

        The aggregate fees billed for the annual audit of our consolidated financial statements for the years ended December 31, 2008 and 2007, for the quarterly reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory or regulatory filings were $2,448,721 and $3,173,560, respectively.

Audit-Related Fees

        The aggregate fees billed for audit-related services for the years ended December 31, 2008 and 2007 were $260,156 and $57,100, respectively. These fees relate to employee benefit plan audits, accounting consultation services and other attestation services.

Tax Fees

        The aggregate fees billed for tax services for the years ended December 31, 2008 and 2007 were $52,913 and $18,075, respectively. These fees relate to the review of federal and state tax returns, tax compliance fees, general tax consulting services and property tax services.

All Other Fees

        There were no other fees paid to Deloitte & Touche LLP for the years ended December 31, 2008 and 2007.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

        Under the policy, pre-approval is generally provided for work associated with registration statements under the Securities Act of 1933 (for example, comfort letters or consents); statutory or other financial audit work for affiliated subsidiaries that is not required for the Securities Exchange Act of 1934 audits or filings; due-diligence work for potential acquisitions or disposals; attest services required by statute or regulation; adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations; internal control reviews and assistance with internal control reporting requirements; tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; and assistance and consultation on questions raised by regulatory agencies. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation at the time of approval to permit the audit committee to make a determination whether the provision of such services would impair the independent registered public accounting firm's independence.

        The audit committee has approved in advance certain permitted services whose scope is routine in nature. These services are (i) statutory or other financial audit work for affiliated subsidiaries that is not required for the 1934 Act audit, (ii) certain tax compliance services, and (iii) the audit of our employee benefit plans.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

 PROPOSAL IV—STOCKHOLDER PROPOSAL TO REQUEST THAT THE BOARD OF
DIRECTORS TAKE THE NECESSARY STEPS TO DECLASSIFY THE BOARD OF DIRECTORS

Submitted by William C. Thompson, Jr. Comptroller, City of New York,
on behalf of the Boards of Trustees of the New York City Employees' Retirement System,
and the New York City Police Pension Fund

        BE IT RESOLVED, that the stockholders of Georgia Gulf Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

Supporting Statement from Stockholder

        We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

        In addition, since only a fraction of the board of directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

        We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

Company's Response to Proposal Regarding Declassification of Board of Directors

        The Company's By-Laws divide the Board of Directors into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. The current classified Board structure has been in place since it was approved by the shareholders in 1990. The Board of Directors and its Nominating & Governance Committee, in consultation with outside advisers, have carefully considered this proposal and the arguments for and against a classified Board. We have concluded that the Company's classified Board structure continues to be in the best interests of the Company and its shareholders, and oppose this proposal for the reasons outlined below.

        Protection Against Unfair and Abusive Takeover Tactics.    A classified board is designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure enhances the ability of the Board of Directors to negotiate the best results for all shareholders in these circumstances. It would not preclude a takeover, but it would afford the Company time to evaluate the adequacy and fairness of any takeover proposal, negotiate with the sponsor on behalf of all shareholders and weigh alternatives, including the continued operation of the Company's businesses, to provide maximum value for all shareholders.

        Accountability to Shareholders.    All directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of how often they stand for election. The Board of Directors believes that directors elected to three-year terms are not insulated from this responsibility and are just as accountable to shareholders as directors elected annually.

        Corporate Governance.    The Board of Directors is committed to first-rate corporate governance and continually examines the Company's practices in light of the changing environment. The Company has adopted Corporate Governance Guidelines, which are publicly available on our website at www.ggc.com, that focus on the independence and quality of the members of the Board and its effective functioning. The Board observes several corporate governance practices that provide for many of the advantages sought by the proponent, including a majority of independent directors (currently 6 of our 7 directors are independent), evaluation of the Chief Executive Officer by the nonemployee directors, a business code of ethics, executive sessions of nonemployee directors, nonemployee director access to Company officers and employees and the Board's use of independent legal, financial or other expert advice.

        Stability and Continuity.    The three-year staggered terms are designed to provide stability, enhance long-term planning and ensure that a majority of the Company's directors at any given time have prior experience as directors of the Company. This ensures that the Board of Directors has solid knowledge of the Company's complex businesses and products, as well as its product strategy. Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders.

        Effect of Proposal.    Adoption of this proposal would not automatically result in the elimination of the Company's classified Board structure. A formal amendment repealing the classified Board provision of the Company's Certificate would need to be submitted to the shareholders, and it would require approval of the holders of at least four fifths of the outstanding shares entitled to vote for the election of directors. The Board, however, in exercising its fiduciary duties, must independently consider whether it would be in the best interest of the Company to declassify the Board. The Board's conclusion is that declassifying the Board would not be in the best interest of the shareholders.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

        We do not know of any matters, other than those stated above, which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

        Proposals by stockholders intended to be presented at the 2009 annual meeting must be forwarded in writing and received at our principal executive offices no later than December       , 2009, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2010. If you intend to submit a matter for consideration at next year's meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to our bylaws. Those bylaws provide that, to be timely, your notice must be received by our corporate secretary between January       , 2010 and February       , 2010. For each matter you intend to bring before the meeting, your notice must comply with all applicable provisions of our bylaws, including a description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business as well as information regarding you and the number of shares of our stock that you own. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

ANNUAL REPORT

        A copy of the 2008 Form 10-K report as required to be filed with the SEC, excluding exhibits, will be mailed to stockholders without charge upon written request to: Investor Relations, Georgia Gulf Corporation, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346

Joel I. Beerman Vice President, General Counsel and Secretary
April , 2009

 Annex A

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
GEORGIA GULF CORPORATION

        Georgia Gulf Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        1.     The Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV thereof and inserting the following in lieu thereof:

        The total number of shares of stock that the Corporation shall have authority to issue is          (                        ) shares, consisting of          (                        ) shares of Common Stock, par value $.01 per share, and seventy five million (75,000,000) shares of Preferred Stock, par value $.01 per share, which may be issued from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the Preferred Stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.

        Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, each [            ] shares of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the Corporation.

        2.     The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall become effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this         day of                        , 2009.

Georgia Gulf Corporation
By:

Name:
Title:

A-1

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2009.

Vote by Internet

• Log on to the Internet and go to
www.envisionreports.com/GGC2009

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed to serve for three years and FOR Proposals 2 and 3, and AGAINST Proposal 4.

1. Election of Directors
For Withhold	For Withhold	For Withhold
01 - Paul D. Carrico	☐ ☐	02 - Dennis M. Chorba	☐ ☐	03 - Patrick J. Fleming	☐ ☐

For	Against	Abstain	For Against Abstain

2.                     To (a) authorize the Board of Directors of the Company to effect, in its discretion prior to December 31, 2009, a reverse stock split of the outstanding and treasury Common Stock, par value $0.01, of the Company, at a reverse

☐	☐	☐	3. To ratify the appointment of Deloitte & Touche LLP to serve as independent registered public accounting firm for Georgia Gulf for the year ending December 31, 2009.	☐ ☐ ☐

stock split ratio ranging from 1-for-10 to 1-for-40, as determined by the Board of Directors, and (b) approve a corresponding amendment to the Company’s Certificate of Incorporation, in substantially the form attached to the accompanying Proxy Statement as Annex A, to effect the reverse stock split and to reduce proportionately the total number of shares of Common Stock that the Company is authorized to issue, subject to the Board of Directors’ authority to abandon such amendment.

4. Stockholder proposal to request that the Board of Directors take the necessary steps to declassify the Board of Directors.	For Against Abstain ☐ ☐ ☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/ /

Georgia Gulf Corporation

Annual Meeting of Stockholders

Admission Ticket

The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 19, 2009 at 1:30 pm local time.

TO ATTEND THE MEETING OF STOCKHOLDERS IN PERSON, YOU MUST PRESENT THIS ADMISSION TICKET, ALONG WITH PHOTO IDENTIFICATION.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Georgia Gulf Corporation

Proxy for Annual Meeting of Stockholders — May 19, 2009

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Patrick J. Fleming and Paul D. Carrico, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of Georgia Gulf to be held on May 19, 2009 and any adjournment thereof.

If the undersigned has voting rights to shares of Georgia Gulf common stock under the ESOP Stock Plan in the Georgia Gulf Corporation Savings and Capital Growth Plan, the undersigned hereby directs the trustee to vote shares equal to the number of shares allocated to the undersigned’s account under the applicable plans with the instructions given herein. Shares as to which the trustee does not receive instructions by 12:00 p.m. Eastern Time, Thursday, May 14, 2009, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plans.

The shares represented by this proxy card will be voted as directed on the front.  IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR THE THREE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

QuickLinks

GENERAL
PROPOSAL I—ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
PROPOSAL II—REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK AND AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT AND REDUCE PROPORTIONATELY THE TOTAL NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK
AUDIT COMMITTEE REPORT
PROPOSAL IIII—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL IV—STOCKHOLDER PROPOSAL TO REQUEST THAT THE BOARD OF DIRECTORS TAKE THE NECESSARY STEPS TO DECLASSIFY THE BOARD OF DIRECTORS
OTHER MATTERS THAT MAY COME BEFORE THE MEETING
STOCKHOLDER PROPOSALS
ANNUAL REPORT
  Annex A